Exhibit 10y.
FY23-FY25 LTIP/PSU
WINNEBAGO INDUSTRIES, INC.
2019 OMNIBUS INCENTIVE PLAN

Performance Stock Unit Agreement

Winnebago Industries, Inc. (the “Company”), pursuant to its 2019 Omnibus Incentive Plan (the “Plan”), hereby grants an award of Performance Stock Units to you, the Participant named below. The terms and conditions of this Award are set forth in this Performance Stock Unit Agreement (the “Agreement”), consisting of this cover page, the Terms and Conditions on the following pages and the attached Exhibit 1, the Confidentiality, Intellectual Property Assignment, Non-Competition and Non-Solicitation Agreement, attached hereto as Exhibit 2, and in the Plan document, a copy of which has been provided to you. Any capitalized term that is used but not defined in this Agreement shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

Name of Participant:
Target Number of Performance Stock Units:
Maximum Number of Performance Stock Units:
Grant Date:	October 11, 2022
Performance Period:	August 28, 2022 – August 30, 2025, which may include one or more periods of time within such Performance Period (each, a “Sub-Performance Period”)
Vesting Schedule:
The number of Units determined in accordance with Exhibit 1 to have been earned as of the end of the Performance Period will vest* on the date the Company’s Human Resources Committee certifies such performance results, which shall be no later than the 10th day of the third calendar month following the end of the Performance Period.

Performance Goals:	See Exhibit 1
* Assumes your Service has been continuous from the Grant Date to the vesting date.

    By logging into and accepting this Agreement through your account with E*TRADE, you acknowledge and agree (A) to be bound by all of the terms and conditions of this Agreement (including Exhibit 2) and in the Plan document and (B) that you have received and reviewed these documents.

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WINNEBAGO INDUSTRIES, INC.
2019 OMNIBUS INCENTIVE PLAN
Performance Stock Unit Agreement

Terms and Conditions

1.    Defined Terms. For purposes of this Agreement, the definitions of terms contained in the Plan hereby are incorporated by reference, except to the extent that any such term is specifically defined in this Agreement.
“Good Reason” shall have the meaning set forth in your change in control agreement, if applicable.
2.    Award of Performance Stock Units. The Company hereby confirms the grant to you, as of the Grant Date and subject to the terms and conditions of this Agreement (including Exhibit 2) and the Plan, of an award of Performance Stock Units (the “Units”) in an amount initially equal to the Target Number of Performance Stock Units specified on the cover page of this Agreement. The number of Units that may actually be earned and become eligible to vest pursuant to this Award can be between 0% and 200% of the Target Number of Performance Stock Units, but may not exceed the Maximum Number of Performance Stock Units specified on the cover page of this Agreement. Each Unit that is earned as a result of the performance goals specified in Exhibit 1 to this Agreement having been satisfied and which thereafter vests represents the right to receive one share of the Company’s common stock (each, a “Share”). Prior to their settlement or forfeiture in accordance with the terms of this Agreement, the Units granted to you will be credited to a performance stock unit account in your name maintained by the Company. This account will be unfunded and maintained for book-keeping purposes only, with the Units simply representing an unfunded and unsecured contingent obligation of the Company.

3.    Restrictions Applicable to Units. Neither this Award nor the Units subject to this Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with the Plan. Following any such transfer, this Award shall continue to be subject to the same terms and conditions that were applicable to the Award immediately prior to its transfer. Any attempted transfer in violation of this Section 3 shall be void and without effect. The Units and your right to receive Shares in settlement of any Units under this Agreement shall be subject to forfeiture except to extent the Units have been earned and thereafter vest as provided in Section 5a.

4.    No Shareholder Rights. The Units subject to this Award do not entitle you to any rights of a holder of the Company’s common stock. You will not have any of the rights of a shareholder of the Company in connection with any Units granted or earned pursuant to this Agreement unless and until Shares are issued to you in settlement of earned and vested Units as provided in Section 6.

5.    Vesting and Forfeiture of Units. For purposes of this Agreement, “Vesting Date” means any date, including the Scheduled Vesting Date (defined below), on which Units subject to this Agreement vest as provided in this Section 5. Subject in all cases to Section 16(i) of the Plan, the Units shall vest at the earliest of the following times and to the degree specified.

(a)    Scheduled Vesting. The number of Units that have been earned during the Performance Period, as determined by the Committee in accordance with Exhibit 1, will vest on the Scheduled Vesting Date, so long as your Service has been continuous from the Grant Date to the Scheduled Vesting Date and you remain incompliance with the terms of Exhibit 2. For these purposes, the “Scheduled Vesting Date” means the date the Committee certifies (i) the degree to which the applicable performance goals for the Performance Period have been satisfied, and (ii) the number of Units that have been earned during the Performance Period as determined in accordance Exhibit 1, which certification shall occur no later than the 10th day of the third calendar month following the end of the Performance Period.

(b)    Death or Disability. If your Service terminates by reason of your death or Disability prior to the Scheduled Vesting Date, then as of the date of your termination of Service, a number of Units shall vest determined as follows (i) the number of Units earned based on the actual level of performance for any Sub-
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Performance Period that has concluded prior to your termination of Service, plus (ii) either (A) the Target Number of Performance Stock Units allocated to the Performance Period or any Sub-Performance Period that has not concluded prior to your termination of Service or (B) in the discretion of the Committee upon its determination of the actual level of performance (if determinable) through the date of your termination of Service, the number of Units specified by the Committee as having been earned based on such performance.

(c)    Change in Control. If a Change in Control occurs after the Grant Date but before the Scheduled Vesting Date and your Service continues to the date of the Change in Control, the provisions of Section 12 of the Plan shall apply, including those providing for benefits upon termination of Service for Good Reason, subject to your continued compliance with Exhibit 2.

(d)    Retirement. If, due to Retirement, your Service terminates at least twelve (12) months after the Grant Date and prior to the end of the Performance Period, then your Units shall remain outstanding and eligible to vest on the Scheduled Vesting Date, and the number of Units vesting on the Scheduled Vesting Date will equal the number of Units that would have vested pursuant to this Agreement if your termination of Service had not occurred, subject to your continued compliance with Exhibit 2. For this purpose, (i) Retirement means any termination of employment (other than by the Company for Cause or due to death or Disability) at or after age sixty-five (65) or at or after age fifty-five (55) with ten (10) or more years of continuous Service to the Company and its Affiliates, with Service measured from your most recent date of hire and (ii) any period of service to an entity prior to such entity becoming an Affiliate will not count towards your Service measurement.

(e)    Forfeiture of Unvested Units. To the extent any of Sections 5(a) through (d) is applicable to this Award, any Units that do not vest on the Vesting Date as provided therein shall immediately be forfeited. If your Service terminates prior to the Scheduled Vesting Date under circumstances other than as set forth in Sections 5(b) and 5(d), all unvested Units shall immediately be forfeited. Notwithstanding this forfeiture, you will continue to be subject to the terms and conditions of this Agreement, including Exhibit 2.

6.    Settlement of Units. As soon as practicable after any date on which Units vest (but no later than the 15th day of the third calendar month following the Vesting Date), the Company shall cause to be issued and delivered to you (or to your personal representative or your designated beneficiary or estate in the event of your death, as applicable) one Share in payment and settlement of each vested Unit. Delivery of the Shares shall be effected by the issuance of a stock certificate to you, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to you, or by the electronic delivery of the Shares to a brokerage account you designate, and shall be subject to the tax withholding provisions of Section 8 and compliance with all applicable legal requirements as provided in Section 16 of the Plan, and shall be in complete satisfaction and settlement of such vested Units. If the Units that vest include a fractional Unit, the Company shall round the number of vested Units to the nearest whole Unit prior to issuance of Shares as provided herein.

7.    Dividend Equivalents. If the Company pays cash dividends on its Shares while any Units subject to this Agreement are outstanding, then on the date this Award vests pursuant to Section 5 above, the Total Dividend Equivalent Amount will be credited to your performance stock unit account in cash. The “Total Dividend Equivalent Amount” will be determined by multiplying the number of underlying Units determined to have vested as of the Vesting Date by the per share amount of each cash dividend paid on the Company’s common stock with a record date and payment date occurring between the Grant Date and the Vesting Date, and adding those products together. The Total Dividend Equivalent Amount so credited will be fully vested and subject to settlement at the same time as the underlying Units as provided in Section 6 above. Any dividend equivalents accrued on Units that are forfeited in accordance with this Agreement shall also be forfeited.

8.    Tax Consequences and Withholding. No Shares will be delivered to you in settlement of vested Units, and no payment of any vested Total Dividend Equivalent Amount will be made, unless you have made arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding taxes that may be due as a result of the delivery of the Shares and any such payment. You hereby authorize the Company (or any Affiliate) to withhold from the Total Dividend Equivalent Amount, payroll or other amounts payable to you any sums required to satisfy such withholding tax obligations, and otherwise agree to satisfy such obligations in accordance with the provisions of Section 14 of the Plan. You further authorize

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and consent to the Company, or its respective agents, that all withholding tax obligations may be satisfied by having the Company or its agent withhold a number of Shares that would otherwise be issued to you in settlement of the Units and that have a fair market value equal to the then-outstanding amount of such withholding tax obligations, unless in lieu thereof, you elect at the time of conversion of the Units such other then-permitted method or combination of methods established by the Committee in its discretion, if any, to satisfy your withholding tax obligations.

9.    Notices. Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered (including electronically) to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided. Unless and until some other address is so designated, all notices or communications by you to the Company shall be mailed or delivered to the Company, to the attention of its Senior Vice President, General Counsel and Secretary, at its office at 13200 Pioneer Trail, Suite 150, Eden Prairie, MN 55347, slbogart@winnebagoind.com, and all notices or communications by the Company to you may be given to you personally or may be mailed or, if you are still a Service Provider, emailed to you at the address indicated in the Company's records as your most recent mailing or email address.
10.    Additional Provisions.
(a)    No Right to Continued Service. This Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

(b)    Governing Plan Document. This Agreement and the Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

(c)    Governing Law. This Agreement, the parties’ performance hereunder, and the relationship between them shall be governed by, construed, and enforced in accordance with the laws of the State of Iowa, without giving effect to the choice of law principles thereof; provided, however, Exhibit 2 shall be subject to the governing law provision identified in Exhibit 2.

(d)    Severability. The provisions of this Agreement (including Exhibit 2) shall be severable and if any provision of this Agreement (including Exhibit 2) is found by any court to be unenforceable, in whole or in part, the remainder of this Agreement (including Exhibit 2) shall nevertheless be enforceable and binding on the parties. You also agree that any trier of fact may modify any invalid, overbroad or unenforceable provision of this Agreement so that such provision, as modified, is valid and enforceable under applicable law.

(e)    Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

(f)    Section 409A of the Code. The award of Units as provided in this Agreement and any issuance of Shares or payment pursuant to this Agreement are intended to be exempt from Section 409A of the Code under the short-term deferral exception specified in Treas. Reg. § 1.409A-l(b)(4). However, for the avoidance of doubt, to the extent that this Agreement is subject to Section 409A of the Code, the Agreement is intended to comply with the requirements of Section 409A of the Code, and the provisions of the Plan and the Agreement shall be interpreted in a manner that satisfies such requirements.

(g)    Electronic Delivery and Acceptance. The Company may deliver any documents related to this Performance Stock Unit Award by electronic means and request your acceptance of this Agreement by electronic means. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.

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(h)    Forfeiture and Compensation Recovery. To the extent that this Award and any compensation associated herewith is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Exchange Act, this Award and any compensation associated herewith shall be subject to potential forfeiture or recovery by the Company or other action in accordance with the Company’s Executive Officer Incentive Compensation Recovery Policy, as may be amended or amended and restated from time to time, and any other compensation recovery policy adopted by the Board or the Committee at any time, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s Shares are then listed, or as otherwise required by law. This Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

By signing the cover page of this Agreement or otherwise accepting this Agreement in a manner approved by the Company, you agree to all the terms and conditions described above and in the Plan document.

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EXHIBIT 2

Confidentiality, Intellectual Property Assignment,
Non-Competition and Non-Solicitation Agreement

This Confidentiality, Intellectual Property Assignment, Non-Competition and Non-Solicitation Agreement (this “Agreement”) is between Winnebago Industries, Inc. (the “Company,” and together with the Company’s Affiliates (as defined below), assignees or successors in interests, the “Company Group”), and the service provider who signs the Agreement below (“Service Provider”), effective as of the date signed by Service Provider (the “Effective Date”). Each of Company and Service Provider hereinafter may be referred to individually as a “Party” or, collectively, as the “Parties”. In consideration of the Company’s providing Service Provider with a grant of Performance Stock Units (the “Award”), pursuant to the Company’s 2019 Omnibus Incentive Plan, and other good and valuable consideration, the sufficiency and receipt of which Service Provider acknowledges, Service Provider and the Company agree as follows:

1.    Non-Competition and Non-Solicitation

1.1    No Existing Restrictions. Service Provider represents and warrants that Service Provider is not a party to any confidentiality agreement, non-competition agreement, non-solicitation agreement, intellectual property rights agreement, or any other agreement with any former employer or other entity that in any way prohibits or inhibits Service Provider’s ability to: (i) be employed by the Company Group; (i) perform services for the Company Group; (iii) enter into this Agreement; or (iv) comply with Service Provider’s obligations under this Agreement or under any Company Group policy.

1.2    Acknowledgement. Service Provider acknowledges that the Company Group has spent significant time, effort and resources protecting its Confidential Information, including its trade secrets, customer goodwill, and employee, supplier, and vendor relationships. Service Provider has had or will have access to Confidential Information. In order to protect the Company Group’s Confidential Information, customer goodwill and the stability of the Company Group’s workforce, and other legitimate business interests, Service Provider agrees to the covenants set forth in Subsections 1.3 through 1.6 during Service Provider’s employment or engagement with the Company Group and ending one (1) year following Service Provider’s separation of employment or engagement with the Company Group for any reason, whether such separation of employment or engagement is at the initiative of the Company Group or Service Provider (the “Restriction Period”).

1.3     Non-Competition. During the Restriction Period, Service Provider shall not within the Restricted Territory (or for the benefit of any Competing Business located within the Restricted Territory) engage in (including, without limitation, being employed by, working for, or rendering services to) any Competing Business in any Prohibited Capacity if in such Prohibited Capacity for the Competing Business, Service Provider is working on, involved in, assisting in, or managing with respect to, the design, development, production, improvement, engineering, manufacture, provision or sale of any Competing Product. For the avoidance of doubt, if the Competing Business has multiple divisions or business units, one or more of which is not competitive with the business of the Company Group, nothing herein will prohibit Service Provider from being employed or engaged by, working for or assisting in a Prohibited Capacity only that division or business unit of such Competing Business that is not competitive with the business of the Company Group. As used herein, “Competing Business” means any Person that develops, manufactures, produces, sells, or provides Competing Products and is competitive with the business of the Company Group. As used herein, “Person” means any individual or entity (including, without limitation, a corporation, partnership, limited liability company, trust, joint venture, association or other business operation). As used herein, “Competing Product” means (i) any recreational vehicle or boat that is (or once developed would be) competitive with any of the types of recreational vehicles or boats manufactured, produced or sold by (A) the Company Group entity with which Service Provider has an employment or other relationship or (B) any other member of the Company Group, in either case during Service Provider’s employment or engagement with the Company Group and/or as of the separation of Service Provider’s relationship with the Company Group; (ii) any product or service that is (or once developed would be) competitive with any of the types of products or services manufactured, produced, sold or provided by (A) the Company Group entity with which Service
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Provider has an employment or other relationship or (B) any other member of the Company Group, in either case during Service Provider’s employment or engagement with the Company Group and/or as of the separation of Service Provider’s relationship with the Company Group; (iii) any product or service that is (or once developed would be) competitive with any of the types of products or services manufactured, produced, sold or provided by (A) the Company Group entity with which Service Provider has an employment or other relationship or (B) any other member of the Company Group and with respect to which, at any time during the one-year period immediately preceding the separation of Service Provider’s relationship with the Company Group, Service Provider had any responsibility for (including, without limitation, any managerial or other oversight responsibility) the design, development, manufacture, production, sales or provision, or acquired any Confidential Information; and/or (iv) any product or service that is (or once developed would be) competitive with any of the products that (A) the Company Group entity with which Service Provider has an employment or other relationship or (B) any other member of the Company Group had under development and with respect to which, at any time during the one-year period immediately preceding the separation of Service Provider’s relationship with the Company Group, Service Provider had any responsibility for (including, without limitation, any managerial or other oversight responsibility) the development or acquired any Confidential Information. As used herein, “Prohibited Capacity” means: (i) the same or similar capacity or function to that in which Service Provider worked for the Company Group at any time during the one-year period immediately preceding the separation of Service Provider’s relationship with the Company Group; (ii) any officer, executive or managerial capacity or function; (iii) any product design, product development or product improvement capacity or function; (iv) any engineering capacity or function; (v) any sales or business development capacity or function; (vi) any ownership capacity (except Service Provider may own as a passive investment up to 2% of any class of securities that is listed or admitted to trading on a national securities exchange or otherwise publicly traded); (vii) any capacity or function in which there is a material risk that Service Provider may inevitably use or disclose the Company Group’s trade secrets or other Confidential Information; or (viii) any other capacity or function in which Service Provider’s knowledge of the Confidential Information would facilitate or assist Service Provider’s work for a Competing Business. Service Provider acknowledges that the Company Group conducts its business throughout the United States and internationally, and, therefore, that the term “Restricted Territory” as used herein shall mean the area(s) lying within a 50-mile radius of any Company Group facility or office with respect to which, at any time during the one-year period immediately preceding the separation of Service Provider’s relationship with the Company Group, Service Provider was assigned, regularly worked or was responsible, in whole or in part, for managing; provided, further, if Service Provider regularly worked out of his or her residence or other remote location at any time during the one-year period immediately preceding the separation of Service Provider’s relationship with the Company Group, such residence or remote location shall be considered a Company Group office to which Service Provider was assigned for purposes of this subpart (vi); and/or (vii) all States of the United States. For the avoidance of doubt, nothing herein shall prohibit Service Provider from engaging in or working for a business that is engaged primarily in the retail sale of recreational vehicles or boats and not the design, development and/or manufacture of recreational vehicles or boats.
1.4    Non-Solicitation of Employees.  During the Restriction Period, Service Provider shall not: (i) solicit, recruit, hire, employ, engage the services of, or attempt to hire, employ or engage the services of any Restricted Employee; (ii) assist any Person in the recruitment, hiring or engagement of the services of any Restricted Employee; (iii) urge, induce or seek to induce any individual to terminate his/her employment or engagement with the Company Group; or (iv) advise, suggest to or recommend to any Competing Business that it employ, engage the services of or seek to employ or engage the services of any Restricted Employee. Anonymous job postings in a general publication or website to which a Restricted Employee responds shall not violate this Subsection 1.4, provided that Service Provider does not engage in any other action in violation of this Subsection 1.4. As used herein, “Restricted Employee” means any individual employed with (A) the Company Group entity with which Service Provider has an employment or other relationship or (B) any other member of the Company Group, in either case during Service Provider’s employment or engagement with the Company Group and/or as of the separation of Service Provider’s relationship with the Company Group provided the following two conditions are satisfied with respect to such individual: (i) as of the time of the activity in question, such individual is then, or within the immediately preceding

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three-month period was, employed by the Company Group; and (ii) such individual (A) regularly received, helped create or had access to any of the Company Group’s trade secrets or other Confidential Information, and/or (B) is or was employed in engineering role, product design or development role, or executive or managerial role for the Company Group.
1.5    Non-Interference with Business Relationships. During the Restriction Period, Service Provider shall not, directly or indirectly, urge, induce or seek to induce any of the Company Group’s customers, independent contractors, subcontractors, consultants, business partners, vendors, suppliers or any other Person with whom the Company Group has a business relationship to terminate their relationship with, or representation of, the Company Group or to cancel, withdraw, reduce, limit or modify (in a manner that is adverse to the best interests of the Company Group) any such Person’s business with, or representation of, the Company Group.
1.6    Covered Affiliates. Service Provider may from time to time provide services to certain of the Company’s Affiliates. As used herein, “Affiliate” means any entity that directly, or indirectly through one or more intermediaries, is owned or controlled by, owns or controls, or is under common ownership or control with, the Company; for this purpose, “control” of an entity means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the entity, whether through the ownership of voting securities, by contract or otherwise. For purposes of the covenants set forth in Subsections 1.3 through 1.5, each and every reference to “Company” in Section 1 (and any related procedural and/or remedial provisions relating to the enforcement of this Agreement) means Winnebago Industries, Inc. and/or any Affiliate with respect to which, at any time during the one-year period immediately preceding the separation of Service Provider’s relationship with the Company Group, Service Provider has provided any services for, on behalf of, or for the benefit of, such Affiliate, has been responsible for managing, in whole or in part, or has received or has had access to any trade secrets or other Confidential Information concerning such Affiliate’s business (a “Covered Affiliate”). Service Provider acknowledges and agrees that any Covered Affiliate is an intended third-party beneficiary of this Agreement and this Agreement may be enforced by the Company and/or the Covered Affiliate, either singularly or jointly.
1.7    Reasonableness of Covenants.  Service Provider agrees that the scope and duration of each Subsection in this Section 1 are reasonable and necessary to protect the Company Group’s legitimate business interests.
1.8    Tolling. In the event Service Provider violates any restrictive covenant contained in Section 1 of this Agreement, the duration of all restrictive covenants (and the Restriction Period) shall automatically be extended by the length of time during which Service Provider was in violation of any such covenant, including, but not limited to, an extension equal to the time period from the date of Service Provider’s first violation until an injunction is entered enjoining such violation.
2.     Confidential Information

2.1    Use & Restrictions of Confidential Information. Except as expressly permitted by the Company’s President in writing, Service Provider agrees at all times to: (i) keep confidential and not disclose, divulge, furnish or make accessible to anyone or (ii) use in any way other than in the ordinary course of the business of the Company Group: any confidential, proprietary, nonpublic or secret knowledge or information of the Company Group that Service Provider acquires during Service Provider’s employment or engagement with any member of the Company Group, whether developed by Service Provider or by others (“Confidential Information”), with Confidential Information including, but not limited to: (i) any trade secrets, (ii) any confidential, proprietary, nonpublic or secret design, process, formula, plan, model, specifications, device or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company Group, (iii) any customer or supplier list of the Company Group, or any requirements. specifications or other confidential information about or received from any customer or supplier, (iv) any confidential, proprietary, nonpublic or secret development or research work of the Company Group, (v) any strategic or other business, marketing or sales plan of the Company Group, (vi) any financial data or plan respecting the Company Group, or (vii) any other confidential, nonpublic or proprietary information or secret aspects of the business of the Company Group. Service Provider acknowledges that Service Provider

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will have access to and be provided with Confidential Information in connection with performing services for the Company Group. Service Provider expressly recognizes that the efficacy and profitability of the Company Group is dependent in part upon Service Provider’s protection of the Confidential Information. Service Provider may use the Confidential Information solely in connection with performing services for the Company Group. Service Provider shall not, either during Service Provider’s relationship with the Company Group or thereafter, disclose or use for Service Provider’s own benefit or for the benefit of any other individual or third party, directly or indirectly, any of the Confidential Information, except as such disclosure or use is expressly authorized by the Company in writing. Service Provider shall not communicate any Confidential Information, even in furtherance of the Company Group’s business, to any individual or third party not privy to the Confidential Information, without express consent by the Company Group and the individual or third party’s agreement to be bound by confidentiality terms that adequately protect Confidential Information. Service Provider’s confidentiality/non-disclosure obligations under this Agreement shall continue after the separation of Service Provider’s relationship with the Company Group. With respect to any particular Confidential Information, Service Provider’s confidentiality/non-disclosure obligations shall continue as long as such information is confidential and shall not apply to any information that is generally publicly available through no fault of Service Provider.

2.2    Property of Company. Service Provider specifically acknowledges and understands that all Confidential Information and all of the Company Group’s strategies and files, including, but not limited to, computer data, reports, materials, records, documents, notes, memoranda, and other items, and any originals or copies thereof, related to the business of the Company Group, which Service Provider either is provided, prepares, uses, or simply acquires during the term of this Agreement, are and shall remain the sole and exclusive property of the Company Group and, to the extent applicable, shall not be removed from the Company Group’s premises without the prior consent of the Company Group.

2.3    Exceptions. The foregoing obligations of confidentiality shall not apply to any Confidential Information to the extent that it (i) is now or subsequently becomes generally publicly known or generally known in any industry in which the Company Group operates, (ii) is independently made available to Service Provider in good faith by a third party who Service Provider reasonably believes has not violated an obligation of confidentiality to the Company Group, or (iii) is required to be disclosed by legal process.

2.4    Permitted Communications. Notwithstanding any other language in this Agreement to the contrary, Service Provider is advised that Service Provider may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney if such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or for pursuing an anti-retaliation lawsuit; or (iii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and Service Provider does not disclose the trade secret except pursuant to a court order.

2.5    Return or Destroy Confidential Information. Service Provider agrees, immediately upon the separation of the \ relationship between Service Provider and the Company Group for any reason or upon an earlier request by the Company Group, to make a diligent search for any and all documents, computer discs, electronic files, software, tapes, computer printouts, or any other material constituting Confidential Information, and shall: cease using the Confidential Information; promptly return to the Company Group or destroy all Confidential Information and any copies thereof; and upon Company’s request, certify in writing that Service Provider has complied with the obligations of this Subsection 2.5.

3.    Intellectual Property

3.1     Prior Inventions. Any intellectual property, including, but not limited to, any ideas, inventions, patents, trademarks, service marks, copyrights, creations, know how, work product, and other developments or improvements, if any, patented or unpatented, that Service Provider, alone or with others, conceived, created, invented, developed, reduced to practice, or caused to be conceived, and/or caused to be reduced to practice prior to the earlier of (i) commencement of Service Provider’s

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employment or engagement with the Company Group or (ii) when Service Provider first provided services to the Company Group, is listed on Schedule 1 attached hereto (“Prior Inventions”).

3.2    Ownership. Except with respect to Prior Inventions, all right, title, and interest of every kind and nature, whether now known or unknown, in and to any and all intellectual property, including, but not limited to, any ideas, inventions, patents, trademarks, service marks, copyrights, creations, know how, work product, properties, and other developments or improvements, patented or unpatented, conceived, created, invented, written, developed, furnished, produced, disclosed, reduced to practice, or caused to be conceived and/or caused to be reduced to practice in whole or in part, alone or with others, whether or not during working hours, by Service Provider during the term of Service Provider’s employment or engagement with the Company Group and for six (6) months thereafter, that are within the scope of the Company Group’s business operations or that relate to any of the Company Group’s work or projects, will, as between the Company and Service Provider, be and remain the sole and exclusive property of the Company for any and all purposes and uses, and Service Provider agrees to assign and hereby does assign all rights thereto to the Company. Intellectual property may be in any form including, but not limited to, written, oral, electronic, digital, or other form.

3.3    Work Made for Hire. Any work of Service Provider for which a copyright could be claimed developed in the course of employment or engagement with the Company will be deemed “work made for hire” under federal copyright law and all ownership rights to such work belong exclusively to the Company. To the extent any invention does not qualify as a work for hire under applicable law, and to the extent any invention is subject to copyright, patent, trade secret, or other proprietary right protection, Service Provider agrees to assign and hereby does assign all rights therein to the Company.

3.4    Pre-Existing Work. If, in the course of Service Provider’s relationship with the Company Group, Service Provider uses, relies upon, provides, or incorporates any Prior Invention or any other intellectual property Service Provider owns, or in which Service Provider has an interest, into any idea, invention, patent, trademark, service mark, copyright, creation, know how, work product, and other development or improvement conceived, created, invented, written, developed, furnished, produced, or disclosed in whole or in part, alone or with others, whether or not during working hours, by Service Provider during the term of Service Provider’s employment or engagement with the Company Group, Service Provider hereby grants the Company, under all of Service Provider’s intellectual property and proprietary rights, the following worldwide, non-exclusive, perpetual, irrevocable, royalty free, fully paid up rights: (i) to make, use, copy, modify, and create derivative works of such intellectual property; (ii) to publicly perform or display, import, broadcast, transmit, distribute, license, offer to sell, and sell, rent, lease or lend copies of the intellectual property, and derivative works of the intellectual property; and (iii) to sublicense the rights in this Subsection 3.4 to third parties.

3.5    Required Undertakings. Service Provider agrees, both while an employee or service provider of the Company Group and thereafter, to assist the Company Group in any and all attempts to obtain patents, copyrights, and/or trademarks or other intellectual property protection on any work Service Provider participated in developing and agrees to execute all documents necessary to obtain such rights in the name of or to transfer such rights to the Company. If, because of Service Provider’s mental or physical incapacity or for any other reason whatsoever, the Company is unable to secure Service Provider’s signature to apply for or pursue any patents, copyrights, or other protection for any invention assigned to the Company under this Agreement or otherwise, Service Provider irrevocably designates and appoints the Company and its duly authorized officers and agents as Service Provider’s agent and attorney-in-fact to act for Service Provider and on Service Provider’s behalf and stead to file any applications and to do all other lawfully-permitted acts to further the prosecution and issuance of any patents, copyrights, or other protections with the same legal force and effect as if executed by Service Provider.

3.6    Limited Exclusion. This Section 3 does not apply to any inventions or intellectual property for which no equipment, supplies, facility, or Confidential Information of the Company Group was used, and which was developed entirely on Service Provider’s own time, unless (i) the invention or intellectual property relates (A) directly to the business of the Company Group, or (B) to the

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Company Group’s actual or demonstrably anticipated research or development, or (ii) the invention or intellectual property results from any work performed by Service Provider for the Company Group.

4.    Non-Disparagement

Subject to Section 6, Service Provider agrees that, during the Restriction Period, Service Provider will not make or publish any statement or comment that defames, disparages or in any way injures the reputation and/or goodwill of the Company, the Company Group or any of its or their officers, directors, employees, agents or representatives.

5.    Injunctive and Other Remedies

Service Provider agrees that a breach or threatened breach by Service Provider of this Agreement will give rise to irreparable injury to the Company and that money damages will not be adequate relief for such injury, and, accordingly, agrees that the Company or any member of the Company Group shall be entitled to obtain equitable relief, including, but not limited to, temporary restraining orders, preliminary injunctions and/or permanent injunctions, without having to post any bond or other security, to restrain or prohibit such breach or threatened breach, in addition to any other remedies which may be available, including the recovery of damages. In addition, if Service Provider breaches this Agreement then Service Provider will forfeit the Award and any equity granted thereunder. In addition to all other relief to which it shall be entitled, the Company shall be entitled to recover from Service Provider all reasonable litigation costs and attorneys’ fees incurred by the Company in any action or proceeding arising out of or relating to this Agreement in which the Company prevails in any respect. Remedies are cumulative and not exclusive.

6.    No Unlawful Restriction

Service Provider understands and agrees that nothing in this Agreement is intended to or will prevent or interfere with Service Provider’s ability or right to: (i) provide truthful testimony if under subpoena to do so, (ii) file any charge with or participate in any investigation or proceeding before the U.S. Equal Employment Opportunity Commission or any other federal, state or local governmental agency, (iii) engage in any conduct protected under the National Labor Relations Act, or (iv) report possible violations of law or regulations to any governmental agency or from making other disclosures protected under any applicable whistleblower laws, or (v) respond to a subpoena, court order or as otherwise provided by law.

7.    Miscellaneous
7.1    Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors, and assigns of the Parties (including, with respect to the Company, any member of the Company Group), except that the duties and responsibilities of Service Provider under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by Service Provider.
7.2    Severability. The covenants, provisions and restrictions in this Agreement are separate and divisible to the maximum extent possible, and to the extent any covenant, provision or portion of this Agreement is determined to be unenforceable or invalid for any reason, the Company and Service Provider acknowledge and agree that such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of this Agreement. If any particular covenant, provision or portion of this Agreement is determined to be unreasonable or unenforceable for any reason, including, without limitation, the time period, geographical area, and/or scope of activity covered by any restrictive covenant or non-disclosure provision, or portion thereof, the Company and Service Provider acknowledge and agree that such covenant, provision or portion shall automatically be deemed reformed such that the contested covenant, provision or portion will have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so reformed to whatever extent would be reasonable and enforceable under applicable law. The Company and Service Provider agree that any court interpreting any restrictive covenant or non-disclosure provision of this Agreement shall interpret such provision in a manner that would make

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the provision valid under applicable law to the extent possible and, if necessary, reform any such provision to make it enforceable under applicable law.
7.3    Survival. Service Provider acknowledges and agrees that certain of Service Provider’s obligations under this Agreement, including, without limitation, Service Provider’s non-disclosure and restrictive covenant obligations, shall survive the termination of Service Provider’s employment or engagement with the Company Group for any reason. Service Provider further acknowledges and agrees that: (A) the confidentiality, intellectual property, and restrictive covenants provisions set forth in Section 1, Section 2, and Section 3 of this Agreement shall be construed as independent covenants and that no breach of any contractual or legal duty by the Company or any other member of the Company Group shall be held sufficient to excuse or terminate Service Provider’s covenants or obligations under Section 1 , Section 2, and Section 3 or preclude the Company or any other member of the Company Group from obtaining injunctive relief for Service Provider’s violation or threatened violation of such provisions; and (B) the existence of any claim or cause of action by Service Provider against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the Company’s or any other member of the Company Group’s enforcement of Service Provider’s covenants and obligations under this Agreement.
7.4    The Company Does Not Waive Its Rights by Non-Enforcement. Service Provider acknowledges that the Company’s failure to demand rigid adherence to one or more terms of this Agreement, on one or more occasions, will not be construed as a waiver nor deprive the Company of the right thereafter to insist upon strict compliance with any such term or terms.
7.5    Disclosure of Existence of Agreement and Subsequent Employment. Service Provider agrees that (i) if Service Provider should decide to seek other employment, Service Provider will fully disclose the contents of this Agreement to prospective employers before accepting any offer of employment; (ii) if Service Provider accepts other employment, Service Provider will confirm to the Company in writing that Service Provider has properly notified Service Provider’s new employer of the contents of this Agreement; and (iii) the Company may advise any third party of the existence of this Agreement and of its terms and may provide copies of this Agreement to such third party, and the Company shall have no liability for so doing.
7.6    Entire Agreement. This Agreement sets forth the entire agreement of the Parties and supersede any and all prior agreements and understandings concerning the subject matter of this Agreement; provided, that this Agreement shall supplement and not supersede any written restrictive covenant agreement or any other agreement between Service Provider and any member of the Company Group addressing non-disclosure of confidential information, assignment of inventions or other terms for the benefit of the Company Group previously entered into between the Parties or between Service Provider and any other member of the Company Group (the “Other Protective Agreements”). This Agreement and the Other Protective Agreements shall be read and interpreted together to provide the maximum protection to the Company. The terms of this Agreement may be changed only by a written document signed by Service Provider and an authorized representative of the Company.
7.7    Governing Law. The validity, performance, enforcement, interpretation, and any other aspect of this Agreement shall be governed by the laws of the State of Minnesota, notwithstanding the choice of law provisions of any jurisdiction; provided, however, to the extent an Other Protective Agreement addresses the same subject matter as addressed in this Agreement and such Other Protective Agreement identifies a governing law other than Minnesota law, then the governing law identified in such Other Protective Agreement shall control with respect to such subject matter.
7.8    Venue; Jury Trial Waiver. Company and Service Provider agree that any legal action arising out of or relating to this Agreement, Service Provider’s employment or engagement with the Company or the separation of Service Provider’s employment or engagement shall be commenced and maintained exclusively before any state or federal court having appropriate subject matter jurisdiction located in, or whose judicial district encompasses or serves, Hennepin County, Minnesota; provided, however, to the extent an Other Protective Agreement addresses the same subject matter as addressed in this Agreement and such Other Protective Agreement identifies a venue other than Hennepin County, Minnesota, then the venue identified in such Other Protective Agreement shall control with respect

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to such subject matter. SERVICE PROVIDER AND THE COMPANY EACH HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR SERVICE PROVIDER’S EMPLOYMENT OR ENGAGEMENT WITH THE COMPANY TO THE FULL EXTENT PERMITTED BY LAW.
7.9    Acknowledgment; Headings.  By accepting the terms of this Agreement online, Service Provider agrees to be bound by this Agreement and agrees such acceptance shall evidence Service Provider’s signature by electronic means. Section headings are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect its interpretation.

* * * * *

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SCHEDULE 1

PRIOR INVENTIONS

Name (print):

1. Except for Prior Inventions listed in Section 2 below, the following is a reasonably detailed, complete, and accurate list of all intellectual property, including, but not limited to, any ideas, inventions, patents, trademarks, service marks, copyrights, creations, know how, work product, and other developments or improvements, if any, patented or unpatented, which I, alone or with others, conceived, created, invented, developed, reduced to practice, or caused to be conceived and or caused to be reduced to practice prior to the earlier of commencement of my employment with Winnebago Industries, Inc. or any of its subsidiaries, parents, affiliates, or divisions, or when I first provided services to Winnebago Industries, Inc. or any of its subsidiaries, affiliates, or divisions.

I have no Prior Inventions to disclose.

List of Prior Inventions:

Check box and attach additional sheet(s), as needed.

2. Due to a prior confidentiality agreement, I can only provide a general reference to Prior Inventions and the name and relationship status of the party(ies) to whom I owe a duty of confientiatlity with respect to such proprietary rights:

	Prior Invention	Party(ies)	Relationship
1.
2.
3.

Check box and attach additional sheet(s), as needed.

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